Exhibit 4.1

TECHNOLOGY RESEARCH CORPORATION
AMENDED AND RESTATED
2000 LONG TERM INCENTIVE PLAN

SECTION 1
GENERAL

1.1            Purpose.  The Technology Research Corporation Amended and Restated 2000 Long Term Incentive Plan (the “Plan”) has been established, subject to the approval of stockholders, by Technology Research Corporation (the “Company”) to (i) attract and retain key management employees who are expected to make significant contributions to the success of the Company; (ii) motivate such key employees, by means of appropriate incentives, to achieve the Company’s long-range goals; (iii) provide incentive compensation opportunities to key employees and consultants that are competitive with those of other similar companies; (iv) provide incentive awards to its directors; and (v) further align such key employees’ and directors’ interests with those of the Company’s other shareholders and thereby promote the long-term financial interests of the Company, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.  Unless otherwise defined herein, all capitalized terms are defined in Section 7 herein.

1.2           Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees or Eligible Directors, or certain designated consultants, those persons who will be granted one or more Awards under the Plan and thereby become “Participants” or a “Participant” in the Plan.  The Company may also designate any employee or consultant of a Company subsidiary as eligible to be a Participant in the Plan.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to each Participant.  Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

1.3           Name of Plan.  The name of this Plan shall be known as the Technology Research Corporation Amended and Restated 2000 Long Term Incentive Plan.

1.4           Administration.  The Plan shall be administered by the Committee, which shall be composed exclusively of independent non-employee directors appointed by the Board.  The Board may, at any time and at its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

The Committee shall have full authority to interpret the Plan; determine eligibility for and grant Awards; determine what type or combination of types of Awards may be granted; determine the numbers of Shares covered by each Award; determine, modify or waive the terms and conditions of any Award (which need not be identical); prescribe forms, rules and procedures (which it may modify or waive); provide Awards to employees of subsidiary corporations or non-U.S. citizens that are employed by the Company or a Related Company; determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, shares, other securities, other Awards, or other property, or cancelled, forfeited or suspended; determine whether a transaction or event should be treated as a Change of Control, as well as the effect of a Change of Control; and otherwise do all things necessary to implement the Plan.  Notwithstanding the preceding sentence, all Awards made to non-employee directors shall be authorized by the Board.

1.5           Award Modifications.  The Committee may modify, change, amend or cancel any Award to correct an administrative error or in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The Committee may also temporarily suspend Awards pursuant to any blackout period that it deems necessary or advisable in its sole discretion, to comply with tax and securities laws and to comply with changes of law and accounting standards. The Board may also correct any defect, omission or inconsistency in the Plan or in any Award in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective, and the full Board may exercise any of the Committee’s authority under the Plan.

In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Board may modify the terms of the Plan or may create one or more subplans, in each case on such terms as it deems necessary or appropriate; provided, however, that no such action by the Board shall increase the total number of Shares issuable hereunder.

1.6           Procedures.  The Committee may act by a majority of its members then in office.  It also may allocate responsibilities and powers among its members to the extent permitted by applicable law and the listing standards of the Nasdaq Stock Market.

1.7           Delegation of Certain Responsibilities.  The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this Section 1, provided, however, that except as provided below, the Committee may not delegate its authority to grant Awards under the Plan or to correct errors, omissions or inconsistencies in the Plan.  The Committee may delegate to the Company’s Chief Executive Officer and/or to other officers of the Company its authority under this Section 1, provided that such delegation shall not extend to the grant of Awards or the exercise of discretion with respect to Awards to Participants who, at the time of such action, are (a) “covered employees” within the meaning of Section 162(m) of the Code or (b) officers of the Company or its subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act.  All authority delegated by the Committee under this Section 1 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

1.8           Award Agreements.  The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award agreement, which shall be delivered to the Participant receiving such Award as promptly as is reasonably practicable following the grant of such Award.  The Award’s effectiveness will not be dependent on any signature unless specifically so provided in the Award agreement.  Awards may include a vesting period.  However, vesting may accelerate in the event of a Change of Control, death, Disability or retirement or other event, as specified in the Award agreement.  The Company makes no representation or warranty that any Award granted under the Plan is exempt or complies with Section 409A of the Code and makes no undertakings to ensure or preclude that Section 409A will apply to any Awards.

1.9           Conditions on Awards.  The Committee shall have the discretion with respect to any Award granted under the Plan to establish upon its grant conditions under which (i) the Award may be later forfeited, canceled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an Award or an Award’s exercise may be recovered, provided that such conditions and their consequences are:

(a)           clearly set forth in the grant agreement or other grant document; and

(b)           fully compliant with applicable laws.

The Committee shall also be authorized to impose conditions that include, without limitation, requiring that the awardee refrain from undertaking actions which constitute a conflict of interest with the Company, or are prejudicial to the Company’s interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company’s applicable policies, its code of ethics (as in effect from time to time), or the terms and conditions of employment under an applicable employment or contractor agreement.

The Committee shall also be authorized to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of common stock issued as a result of or under an Award, including, without limitation, (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

1.10           Effect of Committee’s Decision.  All determinations, interpretations and constructions made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

1.11           Non-exclusivity of this Plan.  This Plan shall not limit the power of the Company or any Related Company to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock or other equity-based rights under other plans or compensation arrangements approved by the Company.

1.12           Unfunded Plan. This Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience.  The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Shares.  The Company shall not be deemed to be a trustee of stock or cash to be awarded under this Plan.  Any obligations of the Company to any Participant shall be based solely upon contracts entered into under this Plan, such as Award agreements.  No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company.  Neither the Company nor the Committee shall be required to give any security or bond for the performance of any such obligations.

SECTION 2
OPTIONS

2.1           Definitions.  The grant of an “Option” entitles the Participant to purchase Shares at an exercise price established by the Committee.  Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee.  An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.  A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option”, as that term is described in Section 422 (b) of the Code.

2.2           Exercise Price.  The “Exercise Price” of each Option granted under the Plan shall be established by the Committee at the time the Option is granted and shall not be less than ONE HUNDRED PERCENT (100%) of the Fair Market Value of a Share as of the Pricing Date.  For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option is granted, except that the Committee may provide that: (i) the Pricing Date is the date on which the recipient is hired or promoted (or similar event) if the grant of the Option occurs not more than ninety (90) days after the date of such hiring, promotion or other event; and (ii) if an Option is granted in tandem with, or in substitution for, an outstanding Award, the Pricing Date shall be the date of grant of such outstanding Award.  In the case of any optionholder owning more than ten percent of the voting power of all classes of stock of the Company, any Incentive Stock Option must include an exercise price not less than ONE HUNDRED TEN PERCENT (110%) of the Fair Market Value of the Shares on the Pricing Date).  In no event may any Option granted under the Plan be amended, other than pursuant to Section 4.2, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Award with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option, unless such amendment, cancellation, or action is approved by the stockholders of the Company.

2.3           Expiration Date.  The “Expiration Date” with respect to an Option means the date the Option is deemed to expire, as determined by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any Option shall not be later than the earliest to occur of:

(a)           the ten-year anniversary of the date on which the Option is granted;

(b)           if the Participant’s date of termination occurs by reason of death or Disability, the one-year anniversary of such date of termination;

(c)           if the Participant’s date of termination occurs by reason of retirement, the three-year anniversary of such date of termination;

(d)           if the Participant’s date of termination occurs for reasons other than retirement, death or Disability, the 90-day anniversary of such date of termination; subject, however, to the terms of the applicable option agreement approved by the Committee;

(e)           if the Participant dies while the Option is otherwise exercisable, the Expiration Date may be later than the dates set forth above, provided that it is not later than the first anniversary of the date of death.  Notwithstanding the foregoing provisions of this subsection 2.3, the Committee shall be authorized to extend the Expiration Date for any non-qualified stock options granted under the Plan; subject, however, to the terms of the applicable option agreement approved by the Committee.

2.4           Settlement of Award.  The distribution of Shares following exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish.

2.5           Other Restrictions.  Incentive Stock Options and Non-Qualified Stock Options may be granted under the Plan in such numbers and on such terms and conditions as the Committee shall determine, provided that such options shall comply with and be subject to the following terms and conditions:

(a)           Annual Grant Limitation.  No Participant shall be granted an Incentive Stock Option to the extent that the aggregate Fair Market Value of Shares made subject to such option (determined as of the date such option is granted) which are exercisable for the first time by an option holder during any one calendar year exceeds the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000), or such other limit as may be set by applicable law (the “Limitation Amount”).  Incentive Stock Options granted under the Plan and all other plans of the Company or affiliated entity shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded.  The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met.  If any Incentive Stock Options that are granted under the Plan have an aggregate Fair Market Value that exceeds the Limitation Amount, the excess Options (according to the order in which they were granted) will be treated as Non-Qualified Stock Options to the extent permitted by law.

(b)           Option Agreement.  Options granted under the Plan shall be evidenced by a written option agreement stating the number of Shares capable of being purchased upon its exercise and otherwise in such form as the Committee may periodically approve and containing such terms and conditions, including the period of exercise and whether in installments or otherwise, as shall be contained therein, which need not be the same for all options.

(c)           Date of Grant.  Subject to Section 2.2 above, the date on which an option grant is approved by the Committee shall be considered the date on which such option is granted (the “Date of Grant”), and shall be reflected in the option agreement.  All options under this Plan shall be granted within 10 years of the date this Amended and Restated Plan is adopted.

(d)           Option Exercise.  All options granted under the Plan become exercisable at such times and in such installments (which may be cumulative) as the Committee shall provide in the terms of each individual option.  All Options that have become exercisable from time to time may be exercised in whole or in part in accordance with the terms of the applicable option agreement; provided, however, that the Committee shall be authorized to require that any partial exercise be with respect to a minimum number of Shares.

(e)           Forfeiture or Exercise of Option.  In the event that a Participant ceases employment with the Company due to retirement, death, Disability or any other reason, all options shall be forfeited or exercised, as follows:

(1)           In the event of a Participant’s termination of employment for reasons other than retirement, cause, death or Disability, any options that are not vested shall be forfeited in accordance with the terms of each Option Agreement and any Vested Option shall be exercised before the 90-day anniversary of the date of termination (or such period of exercise that the terms of the applicable option agreement may permit).

(2)           Upon the Disability of a Participant, the Participant’s Vested Options shall be exercisable within one year (or such shorter period as the Code or the period of exercise that the terms of the applicable Option Agreement may permit) of the Participant’s date of Disability.  Any non-vested Options will continue to be eligible to vest as scheduled during the period the Participant remains disabled and may be exercised at any time within the one year period after the vesting date.

(3)           If the Participant dies while in the employment of the Company, the Participant’s estate, personal representative, or designated beneficiary shall have the right to exercise such Vested Options within one year of the Participant’s death (or such shorter period as the Code or period of exercise that the terms of the applicable option agreement may permit).

(4)           Upon the retirement of a Participant, the Participant’s Vested Options shall be exercisable within three years (or such shorter period as the Code or period of exercise that the terms of the applicable option agreement may permit) of the Participant’s date of retirement.

(5)           Upon the termination of a Participant for “cause”, as defined in the applicable Option Agreement, all Options will terminate.

(f)           Mechanics of Exercise.  A person entitled to exercise any portion of an option granted under the Plan may exercise the same at any time, either in whole or in part, by delivering written notice of exercise to the office of the Secretary of the Company or to such other location as may be designated by the Committee, specifying therein the number of Shares with respect to which the option is being exercised, which notice shall be accompanied by payment in full of the purchase price of the Shares being acquired.  If any adjustment has been effected so as to establish a right by an optionholder to acquire a fractional share, such fraction shall be rounded upward to the next whole number.

(g)           Payment of Exercise Price.  The Committee may determine, in its sole discretion, the required or permitted forms of payment, subject to the following: (i) payment may be made wholly or partly in cash; (ii) through the delivery of Shares which have a fair market value equal to the exercise price, provided that such shares have been held by the Participant for such period, if any, as may be required from time to time by the Committee in order to satisfy applicable generally accepted accounting principles; (iii) by delivery of an unconditional and irrevocable undertaking by a third party to deliver promptly to the Company sufficient funds to pay the exercise price and any tax withholding resulting from such exercise through a “cashless exercise” arrangement which permits the Participant to simultaneously exercise an option and sell the Shares thereby acquired and enable the third party to use the proceeds from such sale as payment for the exercise price of such option to the extent permitted by law; (iv) the withholding of Shares otherwise receivable upon settlement of the Award in payment of the exercise price, plus the amount of any withholding taxes, thereby issuing the Participant the net amount of Shares after such deductions; or (v) by any combination of the foregoing permissible forms of payment.

In no event shall a promissory note or other form of deferred consideration constitute a permissible form of payment.  If the Company extends or arranges for the extension of credit to a Participant under a cashless exercise procedure, no officer or director may participate in that cashless exercise procedure.

(h)           Investment Purpose.  Unless the Committee chooses to register or qualify the Shares under the Securities Act of 1933, as amended (the “Act”), each option is granted on the express condition that the purchase of Shares upon an exercise thereof shall be made for investment purposes only and not with a view to their resale or further distribution unless such Shares, at the time of their issuance and delivery, are registered under the Act, or, alternatively, at some time following such issuance their resale is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling.  Any Shares so registered shall be promptly listed with each securities exchange through which any class of the Company’s capital stock or other securities are traded.

(i)           Legal Conditions on Delivery of Shares.  The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions from Shares previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such Shares; if the Company’s Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived.  If the sale of Shares has not been registered under the Act, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act.  The Company may require that any certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares.

(j)           Acceleration.  The Committee shall be authorized to accelerate the exercise date of all or any part of the options granted to a Participant under the Plan.

(k)           Vesting and Exercisability.  Except as otherwise provided herein, all Options shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Option Agreement.

SECTION 3
OTHER STOCK AWARDS

3.1           Definition.  Shares of “restricted stock” are actual Shares issued to a Participant, evidenced by registration in the name of the Participant and shall reference the terms, conditions, and restrictions applicable to such Award.

3.2           Restricted Stock Awards.  Each Stock Award or grant of restricted stock shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.  These may include minimum vesting or service requirements, the achievement of certain Performance Measures, or a combination of continued service and performance vesting criteria.  The Committee may designate a single goal criterion or multiple goal standard  for performance measurement purposes, with the measurement based on individual or Company performance as compared with that of competitive companies, all at the discretion of the Committee.  Each such grant or sale may constitute an immediate transfer of the ownership of common shares to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

3.3           Other Terms and Conditions for Stock Awards.  If determined by the Committee, any Shares granted to a Participant under a Stock Award shall be represented by a registration in the name of the Participant; provided, however, that:

(a)           the Participant shall not be entitled to delivery of the stock certificate until any applicable vesting period during which certain restrictions established by the Committee shall have expired;

(b)           the Company may either issue Shares subject to such restrictive legends and/or stop-transfer instructions as it deems appropriate or provide for retention of custody of the Shares during the applicable restriction period or vesting period imposed by the Committee under an Award;

(c)           the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares during the applicable restriction period or vesting period, except that it may be transferred by assignment by the Participant to the extent provided in the applicable stock award agreement;

(d)           a breach of the terms and conditions established by the Committee with respect to the Stock Award shall cause a forfeiture of the Stock Award, and any dividends withheld thereon;

(e)           notwithstanding the foregoing, the Committee may provide in the applicable Award that no Shares be issued until the vesting or restriction period has lapsed and further determine whether the Shares will be issued in escrow and/or be legended and subject to restrictions including the forfeiture of all or a part of the Shares;

(f)           Each such grant will provide that the Stock Award covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than one year to be determined by the Committee at the date of grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change of Control;

(g)           Each such grant will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Stock Award will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Stock Award to a continuing substantial risk of forfeiture in the hands of any transferee);

(h)           Any Stock Award may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Stock Award.  Each grant may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares on which restrictions will terminate if performance is at or above the minimum level, but fails short of full achievement of the specified management objectives;

(i)           Any such grant may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Shares, which may be subject to the same restrictions as the underlying award; and

(j)           Each grant of restricted stock will be evidenced by an evidence of award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.  Unless otherwise directed by the Committee, all certificates representing shares of restricted stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

3.4           Payment for Stock Award.  A Participant shall not be required to make any payment for a Stock Award unless the Committee so requires.

3.5           Forfeiture Provisions.  In the event that a Participant terminates employment before the vesting period or restriction period has been met or has lapsed in accordance with the terms of an Award, such Stock Award will be forfeited; provided, however, that the Committee may provide for the proration or full payout of a Stock Award in the event of:

(a)           a termination of employment because of normal retirement;

(b)           consent of the Committee;

(c)           death;

(d)           total and permanent Disability, as determined by the Committee; or

(e)           a Change of Control, all subject to any other conditions as the Committee may determine or provide in an applicable Stock Award agreement.

3.6           Acceleration.  The Committee shall have the discretionary power to accelerate the date on which restrictions lapse with respect to any Stock Award that has been outstanding for at least one year.

3.7           Performance Shares.  The Committee may also authorize the granting of Performance Shares that will become payable to a Participant upon achievement of specified management objectives.  Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Number of Shares.  Each grant will specify the number of Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Participant where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)           Performance Period.  The performance period with respect to each Performance Share will be such period of time (not less than two years), commencing with the date of grant as will be determined by the Committee at the time of grant which may be subject to earlier lapse or other modifications in the event of a Change of Control.

(c)           Performance Measures.  Any grant of Performance Shares will specify management objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified management objectives a minimum acceptable level of achievement and will set forth a formula for determining the number of Performance Shares that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified management objectives.  The grant of Performance Shares will specify that, before the Performance Shares will be earned and paid, the Committee must certify that the management objectives have been satisfied.

(d)           Payment of Award.  Each grant will specify the time and manner of payment of Performance Shares that have been granted.  Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in common shares or in any combination thereof and may either grant to the Participant or retain in the Committee the right to elect among those alternatives.

(e)           Maximum Award.  Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the date of grant.

(f)           Dividend Payments.  The Committee may, at or after the date of grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Shares.

(g)           Award Agreement.  Each grant of Performance Shares will be evidenced by an award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

3.8           Other Awards.

(a)           Discretionary Awards.  The Committee may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Company’s Shares or factors that may influence the value of such Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of the Company.  The Committee shall determine the terms and conditions of such awards.  Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 3.8 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, common shares, other awards, notes or other property, as the Committee may determine.

(b)           Cash Awards Tied to Share Performance.  Cash awards that are granted as a stock performance based Award, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section of this Plan.

(c)           Bonus or Other Awards.  The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

3.9           Escrow of Stock Certificates.  To enforce any restrictions on Award Shares, the Committee may require their holder to deposit the certificates representing Award Shares, with stock powers or other transfer instruments approved by the Committee endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated.  The Committee may also cause a legend or legends referencing the restrictions to be placed on the certificates.

SECTION 4
OPERATION AND ADMINISTRATION

4.1           Effective Date.   The Plan was initially approved by the Board of Directors on March 24, 2000 and became effective upon approval of the stockholders in August, 2000.  This Amended and Restated Plan shall be effective as of June 24, 2008, subject to approval of the Company’s shareholders at its 2008 annual meeting (the “Effective Date”).  No Awards or grants may be made after the Plan termination date of June 24, 2018, unless terminated sooner by the Company’s Board of Directors pursuant to Section 6 herein.  Any Awards granted prior to the date of the termination of the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

4.2           Limits on Award Under the Plan.

(a)           Number of Shares.  In its amended and restated form, a maximum of five hundred thousand (500,000) additional shares may be awarded under the Plan. The total number of shares that are authorized and available for issuance under both the original 2000 Long Term Incentive Plan and the Amended and Restated 2000 Long Term Incentive Plan is 1.6 million shares (1.1 million shares under the original plan  plus 0.5 million shares under the Amended and Restated Plan). As of June 24, 2008, subject to approval of the Company’s shareholders at its 2008 annual meeting, a maximum of six hundred thirty six thousand five hundred (636,500) Shares will be available for issuance and may be delivered in satisfaction of Awards under both the original and the Amended and Restated Plan, including the sum of one hundred thirty six thousand five hundred Shares subject to outstanding Awards and Shares that remain available for issuance under the original 2000 Long Term Incentive Plan.  Out of the six hundred thirty six thousand five hundred Shares that will be available for issuance under the Amended and Restated Plan, not more than five hundred fifty thousand (550,000) Shares may be issued as Incentive Stock Options, subject to adjustments provided for in Section 4.2(f) below relating to changes in the capitalization of the Company.  No more than one hundred fifty thousand (150,000) Shares of the Company’s common stock may be granted as Restricted Stock Awards under the Plan.

For purposes of the Plan, Shares that have been forfeited, expired or canceled in accordance with the terms of the applicable Award, and any Shares tendered in satisfaction of the exercise price or withheld by the Company to satisfy tax withholding requirements or as a net exercise payment procedure shall not be considered to have been delivered under the Plan  and shall be eligible for issuance under the Plan.  The number of Shares delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes.  Any Awards that are valued by reference to the Company’s Common Stock and may be settled in equivalent cash value will count as shares delivered to the same extent as if the Award were settled in Shares.

Any Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant.  If any Shares or Awards are repurchased by the Company prior to vesting, the Shares not acquired under such Award shall revert to and again become available for issuance under the Plan.  Any Shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the Shares available for issuance under the Plan.

(b)           Type of Shares.  Shares delivered by the Company under the Plan may be authorized but unissued Shares or previously issued Shares acquired by the Company and held in treasury.  No fractional Shares will be delivered under the Plan.

(c)           Forfeiture of Options.  Any Shares granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan.  To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(d)           Use of Shares as Payment.  If the exercise price of any stock option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(e)           Substitution of Shares.  Shares delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of Shares available for delivery under the Plan, to the extent that such settlement, assumption or substitution results from the Company or a Related Company acquiring another entity (or an interest in another entity).

(f)           Adjustment of Number of Shares.  In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, forward or reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares), then (A) the number of Shares reserved for issuance under this Plan, (B) the exercise price, base price or redemption price applicable to outstanding Awards, and (C) the number of Shares subject to outstanding Awards shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable law.  Fractions of a Share will not be issued but will be paid in cash at the fair market value of such fraction of a share or will be rounded down to the nearest whole share, as determined by the Committee in its sole discretion.  Action by the Committee may include adjustment of: (i) the number and kind of Shares which may be delivered under the Plan; (ii) the number and kind of Shares subject to outstanding Awards; and (iii) the exercise price of outstanding Options; as well as any other adjustments that the Committee determines to be equitable.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of performance periods.  Any adjustment of any Options under this Section 4.2 shall be made in a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code and regulations promulgated under Section 409A of the Code.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.  Subject to the provisions of Section 6, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Section 424 and 409A of the Code, where applicable.

(g)           Vesting.  Without limiting the generality of Section 1.4, the Committee may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable.

4.3           Limit on Distribution.  Distribution of Shares or other amounts under the Plan shall be subject to the following:

(a)           Compliance with Securities Laws.  Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Act, and the applicable requirements of any securities exchange or similar entity).

(b)           Issuance Without Certificates.  To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4           Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

4.5           Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order entered by a court of competent jurisdiction.  Notwithstanding anything in this Section to the contrary, the Participant may transfer an option granted under this Plan to or for the benefit of his or her family members (including, without limitation, to a trust for the benefit of the Participant’s family members or to a partnership or limited family partnership or other entity established for the benefit of one or more members of the Participant’s family), subject to such limits as the Committee may establish.  Each transferee shall remain subject to all the terms and conditions applicable to the option prior to such transfer.

4.6           Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to exercise an option under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.7           Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.  The Committee need not require the execution of any such agreement by a Participant in which case acceptance of the Award by the Participant will constitute agreement to the terms of the Award.

The Committee may also choose to document the evidence of its approval of an Award in the form of an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Award.  Evidence of an Award may also be in an electronic medium and may be limited to a notation on the books and records of the Company.  The Company may deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).

4.8           Limitation of Implied Rights.

(a)           No Collateral or Secured Interest.  Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. Each Participant shall have only a contractual right to the stock payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)           No Guarantee of Employment.  The Plan does not constitute a contract of employment, and the receipt of any Award or option grant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.9           Evidence. Evidence required of Participant under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.10           Action by Company or Related Company.  Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company.

4.11           Change of Control.  Subject to the terms set forth in an applicable option agreement or Award agreement, upon a Change of Control the Committee may, in its discretion, revise, alter, amend or modify any option agreement or Award in any manner it deems appropriate.  In exercising this discretion, the Committee may accelerate vesting, lapse any restrictions or deferred limitations, and determine whether any Performance Conditions have been met and make such adjustments or settlements of outstanding Awards as it deems consistent with the purposes of the Plan.  The Committee shall also have the authority to make adjustments under any applicable Change of Control condition as it deems appropriate and consistent with the terms of a definitive merger or acquisition agreement.  If any Award is subject to the provisions of Section 409A of the Code, any special provision regarding timing or form of payment upon a Change of Control must be set forth in the Award agreement when the Award is granted and must comply with the requirements of Section 409A.

4.12           Annual Grant to Non-Employee Directors.  Consistent with the terms of this Plan and as reflected in individual Award agreements, the Committee and the Board may establish annual grant Awards or other Awards to directors who are not employees on such terms and conditions as it determines, including providing for director fee or retainer payments through the issuance of Awards and establish the timing of the effectiveness of such Awards.  Such Awards may also be made by establishing annual grants, in such amounts as the Board may determine from time to time.  To the extent that the Board amends, suspends or terminates such annual or periodic grant programs for non-employee directors, no approval or consent of such non-employee director shall be necessary to take such action with respect to Awards that have not yet been granted.

4.13           Compliance with Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Section 409A of the Code and would cause the Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to the minimum amount necessary to maintain the original intent of the applicable provision without violating the provisions of Section 409A of the Code; provided, however, that if no reasonably practicable reformation would avoid the imposition of any penalty tax or interest under Section 409A of the Code, no payment or benefit will be provided under the Award, the Award will be deemed null, void and of no force and effect, and the Company shall have no further obligation with respect to the Award or the failure to issue any Shares or other compensation hereunder.

SECTION 5
COMMITTEE

5.1           Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee of the members of the Board who are “independent directors”, as determined under Rule 16b-3 of the Securities Exchange Act of 1934 or any successor rule, Section 162(m) of the Code, and any rules and regulations of the stock exchange on which the Company’s Shares are listed in accordance with this Section 5.  The Board of Directors of the Company has designated the Compensation Committee of the Board, comprised of not less than three (3) members, to be responsible for administering the Plan.

5.2           Selection of Committee. The Committee shall be selected by the Board, and shall consist of three (3) or more independent members of the Board.

5.3           Information to be Furnished to Committee.  The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 6
AMENDMENT AND TERMINATION

6.1           Amendment and Termination.  The Board may at any time amend, suspend, or terminate this Plan.

6.2           Stockholder Approval.  The Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any applicable law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options; provided, however, that the Company shall obtain shareholder approval of any of the following:  (a) other than an increase under Section 4.2, an increase in the Shares reserved for issuance hereunder; (b) an expansion of the class of Participants eligible to receive Awards hereunder; or (c) any amendment of outstanding Options that effects a repricing of such Awards.  For Stock Awards to continue to be eligible to qualify as “performance-based compensation” under Code Section 162(m), the Company’s shareholders must re-approve the material terms of the performance goals included in the Plan by the date of the first stockholder meeting that occurs in the fifth year following the year in which the shareholders first approved the Plan.  The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan.

6.3           Effect.  No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Participant unless the affected Participant consents to the amendment, suspension, termination, or modification.  Notwithstanding anything herein to the contrary, no such consent shall be required if the Committee determines, in its sole and absolute discretion, that the amendment, suspension, termination, or modification:  (a) is required or advisable in order for the Company, this Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, (b) is in the best interests of the Company or its shareholders for any event or transaction described in Section 4.2, or (c) is otherwise in accordance with Section 1.5 of the Plan.

The Committee may, but need not, take the tax or accounting consequences to affected Participants into consideration in acting under this Section 6.3.  Those decisions shall be final, binding and conclusive.  Termination of this Plan shall not affect the Committee’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination of Shares issued under such Awards even if those Shares are issued after the termination.

SECTION 7
DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)           Award. The term “Award” or “Awards” shall mean any award or benefit granted to any Participant made by the Committee under the Plan, including, without limitation, the grant of Options or Stock Awards.  The Committee shall determine the type or types of Awards to be made to each Participant under the Plan and shall approve the terms and conditions governing such Awards.  Awards may be granted singly, in compensation or in tandem so that the settlement or payment of one automatically reduces or cancels the other.  Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment for, grants or rights under any other employee or compensation plan of the Company, including the Plan of any acquired entity.  Nothing in this Plan shall authorize the Committee to grant an automatic reload option that provides for the automatic award of additional stock options upon the exercise of such Awards.

(b)           Board. The term “Board” shall mean the Board of Directors of the Company.

(c)           Change of Control.                                           Unless otherwise modified in an applicable Award agreement, the term “Change of Control” means in the event that:

(1)          Any person (as such term is used in Section 13 of the Securities Exchange Act of 1934 and the rules and regulations thereunder and including any affiliate or associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than thirty-five percent (35%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; or

(2)          There occurs any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its subsidiaries to any other person or, in the case of a merger or consolidation, the holders of outstanding stock of the Company entitled to vote in elections of directors immediately before such merger or consolidation (excluding any affiliate) hold less than fifty percent (50%) of the Voting Power of the survivor of such merger or consolidation or its parent; or in the case of any such sale, lease or exchange, the Company does not own at least 50% of the Voting Power of the acquiring entity or person; or

(3)          The election to the Board, without the approval or recommendation of the incumbent Board, of the lesser of (i) four directors or (ii) directors constituting a majority of the number of directors of the Company then in office.

(d)           Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e)           Committee.  The term “Committee” shall mean the members of the duly constituted Compensation Committee of the Company, consisting of independent members of the Board that satisfy the provisions of Rule 16b-3 of the Exchange Act and, if applicable, Section 162(m) of the Code.  In the event that the Shares are listed with Nasdaq, the Committee shall comply with applicable Nasdaq rules and listing standards.

(f)           Disability.  The term “Disability” shall mean, unless the Award is subject to the terms of Section 409A of the Code,  the (i) inability of a Participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months; or (ii) a determination of total disability by the Social Security Administration.  In the event that the Award granted to the Participant is subject to Section 409A of the Code, the term disability shall have the same meaning as defined under Section 409A of the Code or any successor provision thereto.

(g)           Eligible Employee or Eligible Director.  The term “Eligible Employee” or “Eligible Director” shall mean any employee or director of the Company or a Related Company that performs key services for such Company or a Related Company.  For any incentive stock options granted under the Plan, Eligible Employee must be deemed to be a key employee of the Company or a Related Company.

(h)           Exchange Act.  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)           Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(1)          Listed Stock.  If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Pricing Date”) as reported in The Wall Street Journal or a similar publication.  If no sales are reported as having occurred on the Pricing Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred.  If no sales are reported as having occurred during the five trading days before the Pricing Date, Fair Market Value shall be the closing bid for Shares on the Pricing Date (or on the last preceding date on which a closing bid for the Shares was made).  If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bid prices on the primary exchange or system on which Shares are traded or quoted.

(2)          Stock Quoted by Securities Dealer.  If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Pricing Date.  If no prices are quoted for the Pricing Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(3)          No Established Market.  If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, and unless otherwise required by applicable law, the Committee (following guidelines established by the Board or Committee) will determine Fair market Value in good faith using any reasonable valuation method.  The Committee will consider the following factors, and any others it considers significant, in determining Fair Market Value:  (i) the price at which other securities of the Company have been issued to purchasers other than employees, directors, or consultants; (ii) the Company’s stockholder’s equity, prospective earning power, dividend-paying capacity, present value of future cash flows, and value of tangible and intangible assets, if any; and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.

(4)          Section 409A.  In connection with any of the foregoing, solely to the extent necessary to avoid causing an Option or an Award (if and where applicable) to be deemed deferred compensation within the meaning of Section 409A of the Code, the Board may deviate from such meaning and determine Fair Market Value in such manner as it deems appropriate, reasonable and in good faith is required to comply with Section 409A of the Code, after consultation with counsel to the Company, but in all cases will make such determination in a manner that is as close as possible to that set forth herein.

(j)           Participant.  The term “Participant” means those persons that have been granted an Option or Award by the Committee under the terms of the Plan.

(k)           Performance Measures.  The term “Performance Measures” means those criteria established by the Committee to measure individual or Company performance, including relevant standards imposed to compare Company performance against the results of comparable companies and any individually designed and measurement standards selected by the Company.

(l)           Related Company or Related Companies. For purposes of this Agreement, the term “Related Company” means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least fifty percent (50%) of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is a Related Company by reason of clause (i) next above.

(m)           Retirement.  The term “Retirement” means the age or years of service requirements established by the Committee to be used in determining the exercisability of any Option and vesting of such Option.

(n)           Stock or Shares. The term “Stock” or “Shares” shall mean Shares of common stock of the Company.

(o)           Stock Award.  The term “Stock Award” is an award made in stock or denominated in units of stock.  All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but is not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit, or Company performance.

(p)           Vested Option.  The term “Vested Option” means an option that is not subject to forfeiture and may be exercised by the Participant in accordance with its terms.  For purposes of the Plan, a Vested Option may vest over a period of time in incremental amounts as determined on the basis of performance measures or completion of a period of service.

SECTION 8
MISCELLANEOUS PROVISIONS

8.1           Required Taxes.  No later than the date an amount first become includible in gross income or is no longer subject to a substantial risk of forfeiture with respect to any Award, Participants must pay to the Company, or make arrangements satisfactory to the Company regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Common Stock.  The obligations of the Company under the Plan and any Award agreement shall be conditional on such payment or arrangements, and the Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

8.2           Designation of Death Beneficiary.  The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant may be exercised after such Participant’s death.

8.3           Governing Law and Interpretation.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws and, where applicable, the laws of the United States.  The captions of this Plan are not part of the provisions hereof and shall no force or effect.

8.4           Foreign Employees and Foreign Law Considerations.  The Committee may grant Awards to Eligible Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise employed by a Company subsidiary or on such terms and conditions specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.